Exhibit 23.01

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-75004 and 333-1000088) pertaining to the 1997 Equity Incentive Plan, 2001 Equity Incentive Plan, 2001 Employee Stock Purchase Plan of NetScreen Technologies, Inc., and options issued under the 2000 Stock Option/Stock Issuance Plan of OneSecure, Inc. of our report dated October 23, 2002 with respect to the consolidated financial statements and schedule of NetScreen Technologies, Inc., in the Annual Report (Form 10-K) for the year ended September 30, 2002.

/S/    ERNST & YOUNG LLP

San Jose, California
December 24, 2002